                                                                 Exhibit 99.B(d)

                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                         THE VICTORY INSTITUTIONAL FUNDS
                                       AND
                 VICTORY CAPITAL MANAGEMENT INC. (THE "ADVISER")
                              DATED AUGUST 2. 2004

                                                       LAST                MUST BE
      NAME OF FUND                           FEE*      APPROVED            APPROVED BY
      ------------                           ----      -------------       -----------
      Institutional Liquid Reserves Fund     0.12%     December 14, 2005   December 31, 2006
      Institutional Diversified Stock Fund   0.50%     December 14, 2005   December 31, 2006

Current as of December 14, 2005


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*     Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.